EXHIBIT 10.6

AMENDMENT NO. 1 TO AGENCY AGREEMENT

This Amendment No. 1 to Agency Agreement (this “Amendment”) is made as of the 24th day of July, 2012 by and between Grande Rotunda, LLC (the “Owner”) and Hekemian Development Resources, LLC (the “Agent”), each with an address at 505 Main Street, Hackensack, New Jersey 07601. Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Agreement (as hereafter defined).

WHEREAS, the Owner and the Agent previously entered into that certain Agency Agreement dated as of November 10, 2009 (the “Agreement”), pursuant to which the Agent would provide certain specified services to the Owner in connection with the Property;

WHEREAS, the Owner and the Agent have agreed to revise the scope of the Project and the services provided by the Agent under the Agreement; and

WHEREAS, in connection with the revision to the scope of the Project and the Agent’s services, the Owner and the Agent wish to revise the fees payable to the Agent under the Agreement, including, without limitation, the Fee, pursuant to the terms set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             The definition of “Development Costs” in Paragraph 1(h) of the Agreement shall be revised to read in its entirety as follows:

“(h) Development Costs: ‘Development Costs’ shall mean the aggregate amount actually expended by Owner for the construction of the Project, excluding the acquisition costs of the Property and all soft costs expended for financing, taxes, architectural and other professional fees and other costs and fees similar to such financing and professional fees. The term ‘Development Costs’ shall be utilized for the determination of Agent’s Fee.”

2.             The definition of “Development Scope” in Paragraph 1(i) of the Agreement shall be revised to read in its entirety as follows:

“(i) Development Scope: Approximately three hundred eighty-two (382) residential rental units, structured parking and approximately 77,700 square feet of new retail space and 43,000 square feet of redeveloped existing retail space.”

3.             Subparagraph 5.1 of the Agreement is revised to read in its entirety as follows:

“Subject to the terms of this Paragraph 5, Owner shall pay Agent a fee for Agent’s services pursuant to this Agreement (the “Fee”) in an amount equal to six and three-eighths percent (6 3/8%) of Development Costs less the amount of three million dollars ($3,000,000) which has been previously paid by Owner to Agent. The payment of the $3,000,000 referenced above is in recognition of the following:

(1)	All services rendered by Agent up to November 10, 2009, the date that the parties entered into the Agreement;
(2)	Any and all contacts and meetings with governmental authorities relating to the Project Scope occurring on or after November 10, 2009;
(3)	Any and all future dealings with the Architect, Engineer and attorneys engaged in obtaining the necessary government approvals up to and including the obtaining of Project building permits. Thereafter, Agent shall not be entitled to receive any additional portion of the Fee, except as provided in Subparagraphs 5.2, 5.5 and 5.6 hereof.”

4.             Subsection (1) of Subparagraph 5.2 of the Agreement is revised to read in its entirety as follows:

“(1) Upon Owner’s written direction to Agent to obtain a building permit for any of the apartments, retail space or the garage and the issuance of a building permit therefor, fifty percent (50%) of the Fee shall become due, less the amount of $3,000,000.00 previously paid to Agent as referenced in Subparagraph 5.1 (the “Credit”). In the event that fifty percent (50%) of the Fee that becomes due pursuant to this subsection (1) is less than the amount of the Credit ($3,000,000.00), the excess amount shall remain available to Owner as a credit against the balance of the Fee described in subsection (2) below (the “Remaining Credit”). Example: Assuming that the Fee is based on 6.375% of Development Costs and that the amount of Development Costs is $84,559,000, at the time of issuance of the building permit, $2,695,318.13 of the Fee shall be due and payable ($84,559,000 X 0.06375 X 0.5), and after application of the Credit ($3,00,000.00), and there shall be a Remaining Credit in the amount of $304,681.87.”

5.             Subsection (2) of Subparagraph 5.2 of the Agreement is revised to read in its entirety as follows:

“(2) Balance of fifty percent (50%) of the Fee, less the Remaining Credit, if any, shall thereafter be paid in monthly installments, based upon the percentage of completion of the Project as reflected in the general contractor’s requisition and approved by the Architect, less a hold back of ten percent (10%), in accordance with the following formula, wherein:

‘C’ is the Architect’s certification of percentage of completion of entire Project;

‘H’ is one-half of the amount of the Fee, less the Remaining Credit, if any;

‘I’ is the amount of the monthly installment due for the most recently completed month;

‘P’ is that portion of the second half of the Fee which has previously been paid:

2

(C x H x 90%) – P = I

The parties shall cause the Architect’s certification of percentage completion of the Project as of the end of the most recently ended month to be delivered as soon as reasonably practicable after the end of each month.

Payment of each monthly installment shall be made not more than ten (10) calendar days after delivery of the Architect’s certification of percentage completion of the Project to which each installment relates.”

6.             Subsection (3) of Subparagraph 5.2 of the Agreement is revised to delete the last sentence thereof.

7.             Subparagraph 5.3 shall be deleted in its entirety.

8.             Subparagraph 5.4 shall be revised to add the following sentence after the last sentence thereof:

“Compensation for the redesign of the Project approved by the Owner on July 24, 2012 is provided for in Subparagraph 5.5 hereof.”

9.             The following shall be added as new Subparagraph 5.5:

“The Owner shall pay an additional fee to the Agent in connection with the redesign of the Project approved by the Owner on July 24, 2012 in the amount of one million four hundred thousand dollars ($1,400,000), payable as follows:

(a)	five hundred thousand dollars ($500,000) shall be paid in equal monthly installments during the design phase of the Project, which shall be six (6) months, with the first such monthly payment due on August 1, 2012 (the parties hereto acknowledge that the $500,000 owed pursuant to this subparagraph of the Agreement has been paid in full); and
(b)	nine hundred thousand dollars ($900,000) shall be paid upon the earlier of (i) the issuance of an unconditional certificate of occupancy (or equivalent jurisdictional approval) for that portion of the Project that relates to multi-family apartment units, and (ii) the Owner electing not to proceed with the Project in accordance with the Project Scope as revised by Amendment No. 1 to this Agreement as of July 24, 2012.”

10.          The following shall be added as new Subparagraph 5.6:

“The Owner shall pay a mortgage origination fee to the Agent as follows:

(a)	in the event that a third party broker is engaged to secure a mortgage loan for the Project, the Owner shall pay a fee of one-half of one percent (0.5%) of the principal amount of such mortgage, which fee shall be shared between the Agent and the third party broker as they shall agree between them;
3

(b)	in the event that no third party broker is engaged, the Owner shall pay a fee to the Agent in the amount of three-eighths of one percent (0.375%) of the principal amount of such mortgage for any mortgage that it secures for the Project.”

11.           Except as modified herein, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect. To the extent that any term, condition or provision of this Amendment is inconsistent with any term, condition or provision of the Agreement, the term, condition or provision of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date above written.

GRANDE ROTUNDA, LLC

By: FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, its Managing Member

By:	/s/ Donald W. Barney
Name:	Donald W. Barney
Title:	President

HEKEMIAN DEVELOPMENT RESOURCES, LLC

By:	/s/ Bryan Hekemian
Name:	Bryan Hekemian
Title:	Managing Member

4